Exhibit 99.1
n e w s r e l e a s e
QLT ANNOUNCES FIRST QUARTER RESULTS FOR 2008
For Immediate Release
April 25 2008

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today reported financial results for the first quarter ended March 31, 2008. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“In the first quarter of 2008, we were pleased to report the U.S. Food and Drug Administration’s (FDA) decision to remove the need for blood monitoring from the Aczone™ label,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “This decision was an important milestone for QLT, as it validated our clinical and regulatory strategy, and will positively impact Aczone’s market potential. We were also very pleased to begin enrolment in our punctal plug CORE trial.”
“The first quarter also marked the initiation of rebuilding a more focused QLT. We took the first steps to create shareholder value by implementing a strategic restructuring plan designed to reduce expenses and bring in additional capital. We have implemented the majority of our announced 45% reduction in headcount and are in discussions with several parties regarding divestitures of Aczone, Eligard®, and Atrigel®, as well the land and building at our headquarters in Vancouver.”
2008 1Q FINANCIAL RESULTS
QLT is now reporting the results of our QLT USA, Inc. businesses (Eligard, Aczone, and the Atrigel platform) as one line item called Income from discontinued operations on our statements of operations. This item captures in one line the net results of the entire QLT USA operation until divestiture.
Worldwide Product Sales
As previously announced, Visudyne® sales for the first quarter were $36.5 million, a decrease of 40.4% from sales in the first quarter of 2007. Sales in the U.S. were $9.3 million, up 10.6% from the prior-year first quarter, while sales outside the U.S. were $27.2 million, down 48.5% from the prior year. The drop in Visudyne sales was primarily due to the approval and reimbursement in Europe of alternative therapeutics for age-related macular degeneration.
Worldwide Eligard sales in the first quarter were $50.3 million, an increase of 20.1% over the first quarter of 2007. U.S. sales of $19.5 million were essentially flat from last year’s first quarter, while sales outside the U.S. increased 37.8% to $30.8 million.

QLT Revenues
For the first quarter, total revenue of $11.9 million was down 42.1% from the first quarter of 2007 due primarily to the drop in worldwide Visudyne product sales. QLT’s share of profit from Visudyne sales in the first quarter was 21.5%, down from 24.5% a year ago. The decline in profitability occurred as the reduction in Visudyne expenses has not kept pace with the decline in sales. All revenues derived from Eligard product sales are now included in Income from discontinued operations.
QLT Expenses
For the first quarter of 2008, expenditures for research and development (R&D) were $8.0 million compared to $8.4 million in the same period of 2007. The decrease occurred as increased spending on the punctal plug program was more than offset by declines related to preclinical research. Selling, general and administrative (SG&A) expense was $6.5 million, up from $5.3 million in the first quarter of 2007, primarily because low Visudyne production meant that absorption of overhead to inventory was very low compared to a year ago.
Operating Loss
Operating loss for the first quarter was $14.4 million, compared to operating income of $1.7 million in the prior-year quarter. The decrease from last year was driven by a charge of $7.4 million for restructuring activities implemented during the quarter and the reduction in revenue from Visudyne.
Income from Discontinued Operations
Income from Discontinued Operations was $2.1 million for the first quarter, up from $1.4 million a year ago. The increase was primarily due to higher revenue and contribution from Eligard.
Earnings Per Share (EPS) / Loss Per Share
QLT reported a loss per share of $0.14 in the first quarter compared to EPS of $0.06 in the prior-year quarter. The decrease was driven by the restructuring charge and lower Visudyne revenue.
In the first quarter, non-GAAP loss per share was $0.04, as the restructuring charge, stock compensation, and accrued cost of sales re: MEEI were backed out of GAAP EPS. The full reconciliation of GAAP to non-GAAP EPS for the first quarter is provided in Exhibit 1.
Cash and Short-Term Investments
The Company’s consolidated cash balance at March 31, 2008 consisted of $120.0 million of cash and cash equivalents and $122.4 million of restricted cash. The restricted cash balance related to the bond posted to stay the execution of the July 17, 2007 judgment, pending appeal, in the MEEI litigation. The Company has $172.5 million of convertible notes that can be put back to the Company in September 2008. The Company expects to significantly add to its cash balance in 2008 by proceeding with its previously announced intention to sell Eligard, Aczone, Atrigel, and the headquarters facility and land in Vancouver.
2008 GUIDANCE
QLT is projecting that its reported R&D expense for the year will be $29 million to $32 million, and SG&A expense will be $19 million to $21 million. QLT is maintaining its previously issued guidance that Visudyne sales will range from $145 million to $160 million in 2008 and still expects that its share of profit from Visudyne sales will be approximately 20% for the year. Eligard sales for the full year are expected to exceed $200 million.

2008 Q1 NEWS HIGHLIGHTS
On January 16, QLT announced the implementation of a corporate restructuring plan to increase shareholder value. The initiatives of the plan included the sale of QLT USA, whose primary assets include Eligard, Aczone, and Atrigel, the sale of the land and building at corporate headquarters in Vancouver, and a 45% reduction in headcount, with planned future reductions as assets are divested.
Moving forward, QLT announced it will focus its ongoing business primarily on the Visudyne franchise and its clinical development programs related to its punctal plug delivery technology and its photodynamic therapy dermatology technology.
On January 18, the Company announced it had implemented a reduction in its overall headcount affecting approximately 115 people (or approximately 45%) at its Vancouver headquarters and its U.S. subsidiaries. The reduction in force was the first initiative undertaken by the Company as part of its strategic restructuring plan.
On March 17, QLT announced a positive U.S. Food and Drug Administration (FDA) action on Aczone. The Company announced that the FDA had completed its review of QLT USA’s labeling supplement (sNDA) for Aczone and had removed the glucose-6-phosphate dehydrogenase (G6PD) screening and blood monitoring requirements.
On March 28, the Company announced that positive results from a Visudyne combination therapy study were reported at Annual Macula Society Conference. The results from an investigator-sponsored Phase II study, supported by QLT, in patients with subfoveal choroidal neovascularization (CNV) secondary to age-related macular degeneration (AMD) showed that a combination therapy of verteporfin (Visudyne) followed by bevacizumab (Avastin®) reduced, by half, the number of treatments required for study patients during the first six months to gain similar visual acuity compared to Avastin monotherapy.
On March 31, QLT announced the initiation of patient recruitment into its “CORE” study, a phase II trial being conducted by QLT’s wholly-owned subsidiary, QLT Plug Delivery, Inc. (“QPD”), to evaluate the preliminary efficacy and safety of its latanoprost punctal plug delivery system for the treatment of glaucoma and ocular hypertension.
UPCOMING EVENTS
•	May 1, The Morgan Stanley Global Healthcare Unplugged Conference, Miami, FL

•	May 14, QLT Annual General Meeting, Vancouver, BC
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
Conference call information
QLT Inc. will hold an investor conference call to discuss first quarter 2008 results on Friday, April 25 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended
	March 31,
(In thousands of United States dollars, except per share information)	2008	2007 (2)

(Unaudited)
Revenues
Net product revenue	$11,908	$20,560

Costs and expenses
Cost of sales	2,130	3,476
Accrued cost of sales re: MEEI (1)	1,093	—
Research and development	8,047	8,428
Selling, general and administrative	6,541	5,312
Depreciation	1,022	1,293
Restructuring charge	7,434	373

	26,267	18,882

Operating (loss) income	(14,359)	1,678

Investment and other (expense) income
Net foreign exchange gains	254	25
Interest income	2,318	3,904
Interest expense	(3,028)	(1,582)
Other	153	1,152

	(303)	3,499

(Loss) income from continuing operations before income taxes	(14,662)	5,177

Recovery (provision) for income taxes	2,111	(1,687)

(Loss) income from continuing operations	(12,551)	3,490

Income from discontinued operations, net of income taxes	2,080	1,373

Net (loss) income	$(10,471)	$4,863

Basic net (loss) income per common share
Continuing operations	$(0.17)	$0.05
Discontinued operations	0.03	0.02

Net loss	$(0.14)	$0.06

Diluted net (loss) income per common share
Continuing operations	$(0.17)	$0.05
Discontinued operations	0.03	0.02

Net loss	$(0.14)	$0.06

Weighted average number of common shares outstanding (in thousands)
Basic	74,620	75,283
Diluted	74,620	75,375

(1)	Amount accrued on Visudyne sales pursuant to and pending outcome of appeal of the judgment rendered in the MEEI litigation.

(2)	Restated to conform with discontinued operations reporting.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	March 31,	December 31,
(In thousands of United States dollars)	2008	2007

(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$119,967	$126,731
Short-term investment securities	—	—
Restricted cash	122,416	123,495
Accounts receivable	25,266	25,257
Income taxes receivable	47,059	48,421
Inventories	14,820	18,511
Current portion of deferred income tax assets	18,244	19,392
Other	15,011	11,930

	362,783	373,737

Property, plant and equipment	10,372	13,210
Assets held for sale	38,575	39,540
Deferred income tax assets	8,237	7,041
Goodwill	93,754	94,903
Long-term inventories and other assets	22,256	20,556

	$535,977	$548,987

LIABILITIES
Current liabilities
Accounts payable	$7,569	$8,486
Income taxes payable	83	—
Accrued restructuring charge	1,300	153
Accrued liabilities	123,765	123,294
Convertible debt	172,500	172,500
Current portion of deferred revenue	8,138	8,431
Current portion of deferred income tax liabilities	9,444	11,291

	322,799	324,155

Uncertain tax position liabilities	2,168	2,070
Deferred revenue	2,571	2,939

	327,538	329,164

SHAREHOLDERS’ EQUITY
Common shares	702,221	702,221
Additional paid in capital	121,134	119,779
Accumulated deficit	(724,926)	(714,455)
Accumulated other comprehensive income	110,010	112,278

	208,439	219,823

	$535,977	$548,987

As at March 31, 2008, there were 74,620,328 issued and outstanding common shares and 4,917,433 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2008 First Quarter Reconciliation of GAAP Earnings to
Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended			Three months ended
	March 31, 2008			March 31, 2008
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$11.9	$—		$11.9

Cost and expenses
Cost of sales	(2.1)	—		(2.1)
Accrued cost of sales re: MEEI	(1.1)	1.1	(a)	—
Research and development	(8.0)	0.3	(b)	(7.7)
Selling, general and administrative	(6.5)	0.4	(b)	(6.1)
Depreciation	(1.0)	—		(1.0)
Restructuring	(7.4)	7.4	(c)	—

	(26.3)	9.3		(17.0)

Operating loss	(14.4)	9.3		(5.1)

Investment and other income (expense)
Net foreign exchange gains	0.3	—		0.3
Interest income	2.3	—		2.3
Interest expense	(3.0)	1.4	(a)	(1.6)
Other	0.2	—		0.2

	(0.3)	1.4		1.1

Loss from continuing operations before income taxes	(14.7)	10.7		(4.0)

Recovery of income taxes	2.1	(3.2)	(d)	(1.1)

Loss from continuing operations	(12.6)	7.5		(5.1)

Income from discontinued operations, net of income taxes	2.1	0.1	(b)	2.1

Net loss	$(10.5)	$7.7		$(2.7)

Basic net (loss) income per common share:
Continuing operations	$(0.17)			$(0.07)
Discontinued operations	0.03			0.03

Net loss	$(0.14)			$(0.04)

Diluted net (loss) income per common share:
Continuing operations	$(0.17)			$(0.07)
Discontinued operations	0.03			0.03

Net loss	$(0.14)			$(0.04)

Weighted average number of common shares outstanding (in millions)
Basic	74.6			74.6
Diluted	74.6			74.6
Adjustments:
(a)	Remove accrued cost of sales re: MEEI and related interest expense.
(b)	Remove stock based compensation.
(c)	Remove restructuring charge.
(d)	Remove income tax impact of the above adjustments.

(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group:
New York, USA
Brandon Lewis
Telephone: 646-378-2915
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our projections of 2008 sales of Visudyne and our share of profit from Visudyne sales; our projection of 2008 sales of Eligard; our projections of R&D expense and SG&A expense for 2008; our plans to divest certain core and non-core assets described in the press release; our future business plans and strategy focusing on our Visudyne franchise and the clinical programs relating to Visudyne, our punctal plug drug delivery technology and our photodynamic therapy dermatology technology; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations in primary markets might impact financial results; the risk that future sales of Visudyne and Eligard may be less than expected (including as a result of the timing and impact of existing competitive products and/or new products launched by competitors, reimbursement levels, and the level of physician acceptance of Visudyne in combination with other agents); the Company’s reliance on third parties for the manufacture and marketing of Visudyne and Eligard; our ability to successfully complete the sale of one or more of the assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; fluctuations in the real estate market; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne, our punctal plug technology and our photodynamic therapy dermatology technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.